EXHIBIT 99
                              Philip M. Hanley
                              Sr. Vice President & Chief Financial Officer
                              American General Finance, Inc.
                              812-468-5420


                     AMERICAN GENERAL FINANCE CORPORATION
                            ANNOUNCES 1995 RESULTS

EVANSVILLE, IN, JANUARY 29, 1996.--American General Finance Corporation reports net finance receivables increased $294 million during 1995 to $8.2 billion at December 31, 1995. The receivables growth resulted primarily from internal growth including a $119 million increase in the real estate portfolio. Net income for the year was $92 million compared to $243 million in 1994. Fourth quarter net loss was $90 million compared to net income of $71 million during the final quarter of 1994.

The primary contributor to the lower 1995 earnings was a $574 million loss provision for the year which included a $216 million increase in the allowance for losses on finance receivables during the fourth quarter. The allowance increase was determined by extensive internal analysis with the assistance of nationally recognized consultants and the company's independent auditors. Included in the fourth quarter allowance increase was $30 million for bankrupt accounts that were charged-off due to a tightening of the charge-off policy for certain bankruptcies. The higher loss provision more than offset the increased finance receivables revenue and increased insurance earnings.

At year-end 1995, the allowance for finance receivable losses was $482 million, or 5.9% of receivables, compared to $226 million, or 2.9% of receivables at year-end 1994. The increased allowance represents the company s best estimate of the net credit losses on outstanding finance receivables. The comprehensive analysis of the finance receivables portfolio and the corresponding increase in the allowance during the fourth quarter were in response to the unexpected rise in delinquencies beginning in the third quarter of 1995. At year-end 1995, 60 day+ delinquencies were 4.15% compared to 2.89% at the end of 1994.

To reflect its commitment to American General Finance as one of its core businesses, American General Corporation contributed $80 million of internally generated capital to American General Finance in December 1995. This contribution enabled American General Finance Corporation to maintain leverage below its target level of 6.5 to 1 debt to tangible net worth.

While non-branch initiatives such as private label and branch credit cards generated high receivables growth over the last few years, this growth was followed by an unacceptable rise in delinquencies and charge-offs. Rapid growth in branch operations during the past two years also contributed to credit quality deterioration. Consequently, as a result of an in-depth operations review, improvement programs have been implemented to address both the branch and non-branch credit quality issues. Underperforming non-branch initiatives have been discontinued or restructured. Lower growth targets and other improvement programs have also been instituted in the branches to return credit quality to an acceptable level.

Management believes the increase in the allowance and other actions taken address the overall credit quality issue and position the company to return to the levels of earnings achieved over the past few years.

FINANCIAL HIGHLIGHTS:
(Dollars in Millions)


For the Year Ended December 31,            1995              1994
--------------------------------          ------            ------
Total Revenues                            $1,789            $1,388

Net Income                                $ 92.3            $243.3

Finance Charge Yield                      18.01%            17.42%

Return on Assets                           0.98%             2.99%

Return on Equity                           6.49%            19.51%


For the Quarter Ended December 31,         1995              1994
-----------------------------------       ------            ------
Total Revenues                             $451              $382

Net Charge-Offs                            $127.0            $39.4

Net Income                                 ($89.7)           $70.7

At:                                       12/31/95          12/31/94
----                                      --------          --------
Total Assets                              $9,485            $8,919

Real Estate Loans                         $2,817            $2,698
Non-Real Estate Loans                      2,694             2,656
Retail Sales Finance                       2,132             2,073
Credit Cards                                 558               480
                                          ------            ------
   Total Net Finance Receivables          $8,201            $7,907

Allowance for Finance Receivable Losses    1995              1994
---------------------------------------   ------            ------
Balance at beginning of year               $226              $153
Provision for finance receivable losses     574               155
Allowance related to net (sold) acquired
    receivables and other                    (7)               52
Charge-offs, net of recoveries             (311)             (134)
                                          ------            ------
   Balance at end of year                  $482              $226

Delinquency Ratios                        Y.E. 1995         Y.E. 1994
-------------------                       ---------         ---------
Real Estate Loans                          2.01%             1.65%
Non-Real Estate Loans                      6.37              4.54
Retail Sales Finance                       3.76              2.13
Credit Cards                               4.85              3.25
                                          ------            ------
   Total                                   4.15%             2.89%

American General Finance Corporation and its subsidiaries are engaged in the consumer finance and related credit insurance business. The company, headquartered in Evansville, Indiana, has assets of $9.5 billion and operates over 1,370 offices in 39 states, Puerto Rico, and the U.S. Virgin Islands. Products and services are provided to over 3 million low-to-middle income American families. The company offers direct consumer and home equity loans; indirect retail sales financing, credit cards; and credit and non-credit insurance.